CUSIP No. 670704 10 5                                        Page 1 of 10 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )[1]

                                 NuVasive, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  670704 10 5
-------------------------------------------------------------------------------

                                   May 12, 2004
-------------------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [   ] Rule 13d-1(b)
         [   ] Rule 13d-1(c)
         [X]   Rule 13d-1(d)



-----------------------

         [1]The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP No. 670704 10 5                                        Page 2 of 10 Pages

-------------------------------------------------------------------------------
1)  Name of Reporting Person                    Domain Partners
    I.R.S. Identification                       IV, L.P.
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box                   (a) [X]
    if a Member of a Group                      (b) [  ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                        Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                5)  Sole Voting        1,752,455 shares
Shares Beneficially          Power              of Common Stock
Owned by Each
Reporting Person
With
                         ------------------------------------------------------
                         6)  Shared Voting
                             Power              -0-
                         ------------------------------------------------------
                         7)  Sole Disposi-      1,752,455 shares
                             tive Power         of Common Stock
                         ------------------------------------------------------
                         8)  Shared Dis-
                             positive Power     -0-
                         ------------------------------------------------------
9)  Aggregate Amount Beneficially               1,752,455 shares
    Owned by Each Reporting person              of Common Stock
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                              7.3%
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                      PN


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CUSIP No. 670704 10 5                                        Page 3 of 10 Pages

-------------------------------------------------------------------------------
1)  Name of Reporting Person                    DP IV Associates,
    I.R.S. Identification                       L.P.
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box                   (a) [X]
    if a Member of a Group                      (b) [  ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                        Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                5)  Sole Voting        31,204 shares
Shares Beneficially          Power              of Common Stock
Owned by Each
Reporting Person
With
                         ------------------------------------------------------
                         6)  Shared Voting
                             Power              -0-
                         ------------------------------------------------------
                         7)  Sole Disposi-      31,204 shares
                             tive Power         of Common Stock
                         ------------------------------------------------------
                         8)  Shared Dis-
                             positive Power     -0-
                         ------------------------------------------------------
9)  Aggregate Amount Beneficially               31,204 shares
    Owned by Each Reporting person              of Common Stock
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                              0.1%
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                      PN

CUSIP No. 670704 10 5                                        Page 4 of 10 Pages

-------------------------------------------------------------------------------
1)  Name of Reporting Person                    Domain Associates,
    I.R.S. Identification                       L.L.C.
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box                   (a) [X]
    if a Member of a Group                      (b) [  ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                        Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                5)  Sole Voting        8,000 shares
Shares Beneficially          Power              of Common Stock
Owned by Each
Reporting Person
With
                         ------------------------------------------------------
                         6)  Shared Voting
                             Power              -0-
                         ------------------------------------------------------
                         7)  Sole Disposi-      8,000 shares
                             tive Power         of Common Stock
                         ------------------------------------------------------
                         8)  Shared Dis-
                             positive Power     -0-
                         ------------------------------------------------------
9)  Aggregate Amount Beneficially               8,000 shares
    Owned by Each Reporting person              of Common Stock
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                              less than 0.1%
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                      OO

CUSIP No. 670704 10 5                                        Page 5 of 10 Pages

                                  Schedule 13G
                                  ------------

Item 1(a)     -     Name of Issuer:  NuVasive, Inc.

Item 1(b)     -     Address of Issuer's Principal Executive Offices:

                    10065 Old Grove Road
                    San Diego, CA  92131

Item 2(a)     -     Name of Person Filing:

                    This statement is being filed by Domain Partners IV, L.P., a Delaware limited partnership ("Domain IV"), DP IV Associates, L.P., a Delaware limited partnership ("DP IV
                    A"), and Domain Associates, L.L.C., a Delaware limited liability company (collectively, the "Reporting Persons").

Item 2(b)     -     Address of Principal Business Office:

                    One Palmer Square
                    Princeton, NJ  08542

Item 2(c)     -     Place of Organization:

                    Domain IV:  Delaware
                    DP IV A: Delaware
                    DA:  Delaware

Item 2(d)     -     Title of Class of Securities:

                    Common Stock, $.001 par value

Item 2(e)     -     CUSIP Number:  670704 10 5

Item 3        -     Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                    Not applicable.

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CUSIP No. 670704 10 5                                        Page 6 of 10 Pages

Item 4        -     Ownership.

                    (a) Amount Beneficially Owned:

                    Domain IV:  1,752,455 shares of Common Stock
                    DP IV A:  31,204 shares of Common Stock
                    DA:  8,000 shares of Common Stock

                    (b) Percent of Class:

                    Domain IV:  7.3%
                    DP IV A: 0.1%
                    DA: less than 0.1%

                    (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:

                    Domain IV:  1,752,455 shares of Common Stock
                    DP IV A:  31,204 shares of Common Stock
                    DA:  8,000 shares of Common Stock

                    (ii) shared power to vote or to direct the vote:
                         -0-

                    (iii) sole power to dispose or to direct the disposition of:

                    Domain IV:  1,752,455 shares of Common Stock
                    DP IV A:  31,204 shares of Common Stock
                    DA:  8,000 shares of Common Stock

                    (iv) shared power to dispose or to direct the disposition
                         of:  -0-

Item 5       -      Ownership of Five Percent or Less of a Class:

                    Not applicable.

Item 6       -      Ownership of More than Five Percent on Behalf of Another
                    Person:

                    Not applicable.

Item 7       -      Identification  and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent
                    Company:

                    Not applicable.

CUSIP No. 670704 10 5                                        Page 7 of 10 Pages

Item 8       -      Identification and Classification of Members of the Group:

                    See Exhibit 2.

Item 9       -      Notice of Dissolution of Group:

                    Not applicable.

Item 10      -      Certification:

                    Not applicable.

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CUSIP No. 670704 10 5                                        Page 8 of 10 Pages


Signature:

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                              DOMAIN PARTNERS IV, L.P.
                                              By:  One Palmer Square Associates
                                                   IV, L.L.C., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                ---------------------------
                                                     Managing Member

                                              DP IV ASSOCIATES, L.P.
                                              By:  One Palmer Square Associates
                                                   IV, L.L.C., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                ---------------------------
                                                     Managing Member

                                              DOMAIN ASSOCIATES, L.L.C.

                                              By /s/ Kathleen K. Schoemaker
                                                ---------------------------
                                                     Managing Member


Date:  January 5, 2005

CUSIP No. 670704 10 5                                        Page 9 of 10 Pages


                                                                       EXHIBIT 1

                                  AGREEMENT OF
                           DOMAIN PARTNERS IV, L.P.,
                             DP IV ASSOCIATES, L.P.
                                      AND
                           DOMAIN ASSOCIATES, L.L.C.
                           PURSUANT TO RULE 13d-1(f)
                           -------------------------

          The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with provisions of 13d-1(f) under the Securities Exchange Act of 1934, as amended.


                                              DOMAIN PARTNERS IV, L.P.
                                              By:  One Palmer Square Associates
                                                   IV, L.L.C., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                ---------------------------
                                                     Managing Member

                                              DP IV ASSOCIATES, L.P.
                                              By:  One Palmer Square Associates
                                                   IV, L.L.C., General Partner

                                              By /s/ Kathleen K. Schoemaker
                                                ---------------------------
                                                     Managing Member

                                              DOMAIN ASSOCIATES, L.L.C.

                                              By /s/ Kathleen K. Schoemaker
                                                ---------------------------
                                                     Managing Member



Date:  January 5, 2005

CUSIP No. 670704 10 5                                        Page 10 of 10 Pages

                                                                       EXHIBIT 2

                       Identification and Classification
                            of Members of the Group
                       ---------------------------------

          Domain Partners IV, L.P., DP IV Associates, L.P. and Domain Associates, L.L.C. are filing this statement on Schedule 13G as a group.

          Domain Partners IV, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates IV, L.L.C., a Delaware limited liability company.

          DP IV Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates IV, L.L.C., a Delaware limited liability company.

          Domain Associates, L.L.C. is a Delaware limited liability company.